EXHIBIT 23-1
                            CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in Registration Statement No. 33-21515 on Form S-8 dated April 28, 1988, Registration Statement No. 33-22463 on Form S-8 dated June 13, 1988, Registration Statement No. 33-65404 on Form S-8 dated July 1, 1993, Registration Statement No. 33-52881 on Form S-8 dated March 30, 1994, Registration Statement No. 33-52903 on Form S-8 dated March 30, 1994, Registration Statement No. 33-54389 on Form S-4 dated June 30, 1994, Registration Statement No. 33-58679 on Form S-8 dated April 18, 1995 and Registration Statement No. 33-58685 on Form S-8 dated April 18, 1995 of our report dated March 14, 1996 included in Stewart & Stevenson Services, Inc.'s Form 10-K for the fiscal year ended January 31, 1996.





     /s/ Arthur Andersen LLP



     Houston, Texas
     April 25, 1996